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                   COURT REJECTS LICHTENSTEIN'S/STEEL PARTNERS
                   ATTACK ON RONSON'S SHAREHOLDER RIGHTS PLAN

Somerset, N.J., July 24, 2006 -- Ronson Corporation (NASDAQ Capital Market
RONC). On June 19, 2006, Superior Court Judge Harriet Klein rejected and dismissed derivative claims by Steel Partners II (controlled by Warren Lichtenstein) that Ronson's Shareholder Rights Plan ("poison pill") was improperly adopted by Ronson's Board of Directors.

The remaining parts of the Steel Partners lawsuit will proceed on the merits. A Ronson spokesman said that the Company and its directors and management are confident in the outcome, regretting only the "unnecessary expenditure of funds and interference with management's attention to Ronson's improving business caused by Lichtenstein's unwarranted and self-interested attacks and activities similar to those noted as recently as July 22, 2006 in the New York Times financial pages."